Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

AND LIMITED WAIVER

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (the “Third Amendment to Credit Agreement,” or this “Amendment”) is entered into effective as of July 27, 2016 (the “Third Amendment Effective Date”), among LONESTAR RESOURCES AMERICA INC., a Delaware corporation (“Borrower”), and CITIBANK, N.A., a national banking association, as Administrative Agent (in such capacity, the “Administrative Agent”), and the financial institutions executing this Amendment as Lenders.

R E C I T A L S

A. Borrower, the financial institutions signing as Lenders and Administrative Agent are parties to a Credit Agreement dated as of July 28, 2015, as amended by a First Amendment to Credit Agreement dated as of April 29, 2016, and as amended by a Second Amendment to Credit Agreement dated as of May 19, 2016 (collectively, the “Original Credit Agreement”).

B. The parties desire to amend the Original Credit Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Same Terms. All terms used herein which are defined in the Original Credit Agreement shall have the same meanings when used herein, unless the context hereof otherwise requires or provides. In addition, (i) all references in the Loan Documents to the “Agreement” shall mean the Original Credit Agreement, as amended by this Amendment, as the same shall hereafter be amended from time to time, and (ii) all references in the Loan Documents to the “Loan Documents” shall mean the Loan Documents, as amended by this Amendment, as the same shall hereafter be amended from time to time.

2. Conditions Precedent. The obligations and agreements of Lenders as set forth in this Amendment are subject to the satisfaction (in the opinion of Administrative Agent), unless waived in writing by Administrative Agent, of each of the following conditions (and upon such satisfaction, this Amendment shall be deemed to be effective as of the Third Amendment Effective Date):

A. Third Amendment to Credit Agreement. Administrative Agent shall have received executed counterparts of this Amendment from each of the parties hereto.

B. Fees and Expenses. Administrative Agent shall have received payment of all out-of-pocket fees and expenses (including reasonable attorneys’ fees and expenses) incurred by Administrative Agent in connection with the preparation, negotiation and execution of this Amendment.

C. Representations and Warranties. All representations and warranties contained herein or otherwise made in writing in connection herewith shall be true and correct in all material respects (provided that any such representations or warranties that are, by their terms, already qualified by reference to materiality shall be true and correct without regard to such materiality standard) with the same force and effect as though such representations and warranties have been made on and as of the Third Amendment Effective Date.

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3. Amendments to Original Credit Agreement. On the Third Amendment Effective Date, the Original Credit Agreement shall be deemed to be amended as follows:

(a) Section 1.02 of the Original Credit Agreement is amended to add the following definitions in alphabetical order:

“Second Lien Documents” means the Second Lien Indenture and any and all credit or loan documents, instruments or agreements executed pursuant to or in connection with the Second Lien Indenture, in each case, together with all amendments, modifications, replacements, extensions and rearrangements thereof permitted by Section 9.04(b).

“Second Lien Indenture” means an indenture, credit agreement or similar agreement pursuant to which any Second Lien Notes are issued by the Borrower, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified to the extent permitted by Section 9.04(b).

“Second Lien Intercreditor Agreement” means an Intercreditor Agreement in form and substance reasonably acceptable to the Majority Lenders, among Administrative Agent, the administrative agent, collateral agent or other agent under the Second Lien Indenture, and the Borrower and the Guarantors, as the same may from time to time, as reasonably approved by the Majority Lenders, be amended, modified, supplemented or restated in accordance with the provisions of Section 9.04(b).

“Second Lien Notes” means senior secured second lien notes issued by the Borrower under a Second Lien Indenture, which Debt is intended to be secured on a junior basis by any collateral securing the Obligations, provided that such Debt is permitted to be incurred and remain outstanding hereunder pursuant to Section 9.02(k) and any Liens securing such Debt are permitted pursuant to Section 9.03(e), as the same may from time to time be amended, amended and restated, supplemented or otherwise modified to the extent permitted by Section 9.04(b).

“Senior Debt Exchange” means any substantially concurrent exchange, or the repurchase or redemption, of any Permitted Senior Debt for or with the proceeds of Second Lien Notes, provided the average exchange price for all such Debt shall in no event be greater than 50% of the stated principal amount of the total Permitted Senior Debt exchanged, repurchased or redeemed. For all purposes of this Amendment, all references to any “exchange” of Permitted Senior Debt for Second Lien Notes or pursuant to any “Senior Debt Exchange”, shall be understood to include any purchase, redemption or other acquisition of such debt; and references to “exchange price” will likewise be understood to include a purchase or issue price.

“Third Amendment Effective Date” means July 27, 2016.

(b) The definition of “Applicable Margin” in Section 1.02 of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

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Borrowing Base Utilization Grid
Level	Borrowing Base Utilization Percentage	Eurodollar Loans	ABR Loans	Commitment Fee Rate	Letter of Credit Fee
1	<25%	2.50%	1.50%	0.500%	2.50%
2	>25% <50%	2.75%	1.75%	0.500%	2.75%
3	>50% <75%	3.00%	2.00%	0.500%	3.00%
4	>75% <90%	3.25%	2.25%	0.500%	3.25%
5	>90%	3.50%	2.50%	0.500%	3.50%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Property Certificate, any Reconciliation Schedule, the Security Instruments, the Second Lien Intercreditor Agreement and any other documents, certificates or agreements that are required to be delivered pursuant to any of the foregoing documents, together with any and all renewals, extensions and restatements of, and amendments and modifications to, any such agreements, documents and instruments, but excluding any Secured Swap Agreements and Secured Treasury Management Agreements.

(c) Section 2.09(a) of the Original Credit Agreement shall be amended by replacing the “80%” with “90%” in the sixth line thereof.

(d) Clause (d) of Section 7.03 of the Original Credit Agreement shall be amended to read in its entirety as follows:

and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary (other than the Liens created by the Loan Documents and the Liens created under the Second Lien Documents to the extent permitted hereunder and under the Second Lien Intercreditor Agreement).

(e) Section 7.13 of the Original Credit Agreement shall be amended to read in its entirety as follows:

Section 7.13 Restriction on Liens. Neither the Borrower nor any of the Subsidiaries is a party to any material agreement or arrangement (other than the Permitted Senior Debt Documents, Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease, the Second Lien Intercreditor Agreement and Second Lien Documents), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents.

(f) Clause (j) of Section 8.01 of the Original Credit Agreement shall be amended to read in its entirety as follows

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(j) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement (including, without limitation, the Second Lien Documents and the Permitted Senior Debt Documents), other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(g) Section 8.01 of the Original Credit Agreement shall be amended by re-lettering clauses (s) and (t) to be clauses (t) and (u), respectively, and adding a new clause (s) to read in its entirety as follows:

(s) Second Lien Notes Incurrence. Written notice at least five (5) Business Days prior to the closing of any Second Lien Notes offering or issuance, the amount thereof and the anticipated date of closing and a copy of the final offering memorandum (if any) and any other material documents relating to such offering or issuance of Second Lien Notes or any Senior Debt Exchange; provided that, if a final offering memorandum is not available at such time, then the Borrower shall promptly deliver the same to the Administrative Agent once available. In connection therewith the Borrower will from time to time provide to the Administrative Agent copies of existing drafts of the Second Lien Documents as requested by the Administrative Agent, and the Borrower will also promptly deliver to the Administrative Agent and the Lenders copies, certified by a Responsible Officer as true and complete, of each Second Lien Document following the incurrence of any Second Lien Notes.

(h) Section 8.14(a) of the Original Credit Agreement shall be amended by replacing the “80%” with “90%” in the third, seventh and thirteenth lines thereof.

(i) Section 8.14 of the Original Credit Agreement shall be amended by adding a new clause (e) thereto to read in its entirety as follows:

(e) The Borrower agrees that it will not, and will not permit any Subsidiary to, grant a Lien on any Property to secure the Second Lien Notes without first (i) giving prior written notice as set forth in the Second Lien Intercreditor Agreement to the Administrative Agent thereof and (ii) granting to the Administrative Agent to secure the Obligations a first-priority, perfected Lien on the same Property pursuant to Security Instruments in form and substance reasonably satisfactory to the Administrative Agent. In connection therewith, the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(j) Section 9.01(a) of the Original Credit Agreement shall be amended to read in its entirety as follows:

(a) Ratio of Total Debt to EBITDAX. The Borrower will not, as of the last day of any fiscal quarter, permit its ratio of Total Debt as of such time to EBITDAX to exceed the ratio set forth below for each such period:

Fiscal Quarter Ending	Maximum Ratio of Total Debt to EBITDAX
June 30, 2016	4.75 to 1.00
September 30, 2016	4.50 to 1.00
December 31, 2016	4.25 to 1.00
March 31, 2017 and thereafter	4.00 to 1.00

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EBITDAX shall be calculated at the end of each fiscal quarter using the results of the twelve-month period ending with that fiscal quarter end.

(k) Section 9.02(j) of the Original Credit Agreement shall be amended to read in its entirety as follows:

(j) Permitted Senior Debt and any guarantees thereof; provided that (i) the aggregate principal amount (or accreted value, if applicable) of all Permitted Senior Debt outstanding at any one time (without duplication, and taking into account all concurrent payments or redemptions of Permitted Senior Debt with the proceeds of other Permitted Senior Debt, to the extent otherwise permitted hereunder) shall not exceed (A) $300,000,000 less (B) the aggregate stated principal amount of Permitted Senior Debt exchanged for Second Lien Notes pursuant to any Senior Debt Exchange, (ii) the Borrower shall comply with Section 8.01(r); and (iii) the Borrowing Base then in effect shall be adjusted to the extent required by Section 2.07(e)(iii), and the Borrower shall make any prepayment required by Section 3.04(c)(iii). Upon each such incurrence of Permitted Senior Debt, the Borrower shall be deemed to represent and warrant to the Lenders that both before and immediately after giving effect to the incurrence of such Permitted Senior Debt (and any concurrent repayment of other Permitted Senior Debt refinanced with such Permitted Senior Debt then being incurred, as the case may be, with the proceeds of such incurrence), no Event of Default shall occur and be continuing or would result therefrom;

(l) Section 9.02 of the Original Credit Agreement shall be further amended by re-lettering clause (k) to be clause (l), and adding a new clause (k) to read in its entirety as follows:

(k) Second Lien Notes issued by the Borrower in exchange for outstanding Permitted Senior Debt pursuant to one or more Senior Debt Exchanges and any guarantees thereof, in an aggregate stated principal amount not to exceed $50,000,000 in the aggregate; provided that:

(i) the aggregate stated principal amount of the Second Lien Notes pursuant to such Senior Debt Exchange shall not exceed the product of (A) the aggregate stated principal amount of Permitted Senior Debt exchanged for Second Lien Notes pursuant to such Senior Debt Exchange and (B) the exchange price (calculated separately for each series of Permitted Senior Debt) of Permitted Senior Debt exchanged for Second Lien Notes pursuant such Senior Debt Exchange;

(ii) the Borrower shall comply with Section 8.01(s);

(iii) the Second Lien Documents taken as a whole have terms that are not materially more restrictive on the Borrower or any of the Subsidiaries than the terms of this Agreement and the other Loan Documents, and the financial covenants contained therein are 0.5x less restrictive than the financial covenants set forth in Section 9.01;

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(iv) such Debt does not mature sooner than the date which is 120 days after the Maturity Date as in effect on the date such Second Lien Notes are incurred and does not have any scheduled principal amortization prior to the date which is 120 days after the Maturity Date as in effect on the date such Second Lien Notes are incurred;

(v) the non-default cash interest rate on the outstanding principal amount of such Debt does not exceed 12.0% per annum and the non-default total interest rate (including paid-in-kind interest) on the outstanding principal amount of such Debt does not exceed 14.0% per annum, and in any case does not add scheduled recurring fees to the holders thereof;

(vi) any Subsidiary or other Person that guarantees such Debt shall also have guaranteed the Obligations pursuant to the Guaranty Agreement;

(vii) such Debt shall be at all times subject to the Second Lien Intercreditor Agreement and the Obligations shall be secured on a senior priority basis to such Debt;

(viii) such Debt does not have any mandatory prepayment, redemption, defeasance, tender, sinking fund or repurchase provisions (other than customary change of control or asset sale tender offer provisions and provisions regarding prepayment from the net cash proceeds of certain debt issuances, in each case, to the extent required or allowed to be applied first to the Obligations); and

(ix) at the time of the incurrence of such Debt, such Debt and any guarantees thereof are on terms, taken as a whole, not materially less favorable to the Borrower and its Subsidiaries as market terms for issuers of similar size and credit quality given the then prevailing market conditions as reasonably determined by the Borrower.

Upon each such incurrence of Second Lien Notes, the Borrower shall be deemed to represent and warrant to the Lenders that both before and immediately after giving effect to the incurrence of such Second Lien Notes, no Event of Default shall occur and be continuing or would result therefrom. For the avoidance of doubt, Second Lien Notes (and the Debt evidenced by such Second Lien Notes) shall not be included in the definition of Senior Permitted Debt; Senior Permitted Debt and the Debt evidenced by Second Lien Notes both being permitted under the applicable provisions of this Agreement.

(m) Section 9.03 of the Original Credit Agreement shall be amended by deleting the “and” at the end of clause (d), re-lettering clause (e) to be clause (f), and adding a new clause (e) to read in its entirety as follows:

(e) Liens on Property securing Second Lien Notes permitted by Section 9.02(k); provided, however, that (i) such Liens securing such Debt are junior in priority to the Liens securing the Obligations, this Agreement and the other Loan Documents pursuant to a Second Lien Intercreditor Agreement and (ii) both before and after giving effect to the incurrence of any such Lien, the Borrower is in compliance with Section 8.14(e); and

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(n) Clause (iv) of Section 9.04(a) of the Original Credit Agreement shall be amended to read in its entirety as follows:

(iv) at any time on or before September 30, 2016, the Borrower may make Restricted Payments to the Parent to fund selling, general and administrative expenses of Parent, not to exceed $750,000 in any twelve-month period.

(o) Section 9.04(b) of the Original Credit Agreement shall be amended to read in its entirety as follows:

(b) Redemption of Permitted Senior Debt and Second Lien Notes and Amendment of Permitted Senior Debt Documents and Second Lien Documents. The Borrower will not, and will not permit any Subsidiary to:

(i) prior to the date that is 91 days after the Maturity Date call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Permitted Senior Debt; provided that, so long as no Event of Default or Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom, the Borrower may optionally prepay Permitted Senior Debt, in whole or in part, with the proceeds of Permitted Senior Debt or exchange Permitted Senior Debt for Second Lien Notes permitted by Section 9.02(k) pursuant to any Senior Debt Exchange;

(ii) prior to the date that is 120 days after the Maturity Date call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Second Lien Notes;

(iii) in the case of Permitted Senior Debt or any Permitted Senior Debt Documents related thereto, amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any such Permitted Senior Debt or any Permitted Senior Debt Document related thereto if the effect thereof would be cause such Debt no longer to qualify as Permitted Senior Debt pursuant to the definition thereof;

(iv) in the case of Second Lien Notes or any Second Lien Documents related thereto, amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any such Second Lien Notes or any Second Lien Document related thereto if (A) the effect thereof would be cause such Debt no longer to qualify as Second Lien Notes permitted under Section 9.02(k), (B) the effect thereof would be to shorten the maturity of the Second Lien Notes or shorten the average life or increase the amount of any payment of principal thereof or increase the rate or add call or pre-payment premiums or shorten any period for payment of interest thereon, (C) such action requires the payment of a consent fee (howsoever described), (D) such action adds additional Property as collateral to secure the Second Lien Notes unless the Borrower complies with Section 8.14(e) or (E) such action adds any covenants or defaults without this Agreement being contemporaneously amended to add substantially similar covenants or defaults (if there are not covenants or defaults in this Agreement or the other Loan Documents substantially similar to those added to the Second Lien Documents);

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(v) designate any Debt (other than obligations of the Borrower and the Subsidiaries pursuant to the Loan Documents) as “Specified Senior Indebtedness” or “Specified Guarantor Senior Indebtedness” or give any such other Debt any other similar designation.

(p) Section 9.16 of the Original Credit Agreement shall be amended to read in its entirety as follows:

Section 9.16 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments, the Second Lien Documents, the Permitted Senior Debt Documents or Capital Leases creating Liens permitted by Section 9.03(c)) which in any way prohibits or restricts (or which requires the consent of or notice to other Persons in connection therewith): (a) the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders, (b) any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, (c) paying any Debt owed to, the Borrower or any other Subsidiary, (d) making loans or advances to, or other Investments in, the Borrower or any other Subsidiary, or (e) transferring any of its assets to the Borrower or any other Subsidiary.

(q) Section 10.01 of the Original Credit Agreement shall be amended by deleting the “or” at the end of clause (o), replacing the “.” at the end of clause (p) with “;”, and adding the following clauses (q) and (r) to read in their respective entireties as follows:

(q) an default or event of default, howsoever defined, shall occur under the Second Lien Documents and continues beyond any applicable notice, grace or cure periods; and

(r) the Second Lien Intercreditor Agreement, after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, ceases to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower or any party thereto or holder of the Debt subordinated thereby or shall be repudiated by any of them, or any payment is made by the Borrower or any Loan Party in violation of the terms of the Second Lien Intercreditor Agreement.

(r) Article XII of the Original Credit Agreement shall be amended by adding a new Section 12.21 thereto to read in its entirety as follows:

Section 12.21 Concerning the Second Lien Intercreditor Agreement. Upon approval of the Second Lien Intercreditor Agreement by the Majority Lenders, each Lender (a) consents to the Lien priorities provided for in the Second Lien Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Second Lien Intercreditor Agreement, and (c) authorizes and instructs the Administrative Agent to enter into the Second Lien Intercreditor Agreement as first lien agent, collateral agent and any other agent capacity specified therein. The foregoing provisions are intended as an inducement to the Lenders to extend credit and such Lenders are intended third party beneficiaries of such provisions and the provisions of the Second Lien Intercreditor Agreement.

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4. Limited Waiver. Subject to the terms and conditions hereof and upon satisfaction of the conditions set forth in Section 2, the Lenders hereby waive noncompliance, if any, with Section 9.01(a) for the fiscal quarter ending June 30, 2016, as such Section 9.01(a) existed prior to giving effect to this Amendment (the “Limited Waiver”).

5. Post-Closing Obligations.

(a) Within 30 days after the Third Amendment Effective Date (or such later date to which Administrative Agent shall agree in writing in its reasonable discretion), Borrower shall, and shall cause its Subsidiaries to, grant to the Administrative Agent as security for the Obligations a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 90% of such total value.

(b) Within 75 days after the Third Amendment Effective Date (or such later date to which Administrative Agent shall agree in writing in its reasonable discretion), the Borrower shall have executed and delivered the Second Lien Intercreditor Agreement and the Second Lien Indenture.

6. Certain Representations. Borrower represents and warrants that, as of the Third Amendment Effective Date: (a) Borrower has full power and authority to execute this Amendment, and this Amendment constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally; and (b) no authorization, approval, consent or other action by, notice to, or filing with, any governmental authority or other person is required for the execution, delivery and performance by Borrower of this Amendment. In addition, Borrower represents that after giving effect to this Amendment all representations and warranties contained in the Original Credit Agreement and the other Loan Documents are true and correct in all material respects (provided that any such representations or warranties that are, by their terms, are requalified by reference to materiality shall be true and correct without regard to such materialty standard) on and as of the Third Amendment Effective Date as if made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects (or true and correct without regard to such materiality standard, as applicable) as of such earlier date.

7. No Further Amendments. Except as previously amended in writing or as amended hereby, the Original Credit Agreement shall remain unchanged and all provisions shall remain fully effective between the parties.

8. Acknowledgments and Agreements. Borrower acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms, and Borrower (i) waives any defense, offset, counterclaim or recoupment with respect thereto and (ii) releases and discharges Administrative Agent and Lenders and their officers, directors, employees, agents, shareholders, affiliates and attorneys (the “Released Parties”) from any and all obligations, indebtedness, liabilities, claims, rights, causes of action or other demands whatsoever, whether known or unknown, suspected or unsuspected, in law or equity, which Borrower ever had, now has or claims to have or may have against any Released Party arising prior to the Third Amendment Effective Date and from or in connection with the Loan Documents or the transactions contemplated thereby, except those resulting from the gross negligence or willful

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misconduct of the Released Party, as determined by final non-appealable order of a court of competent jurisdiction. Borrower, Administrative Agent and each Lender do hereby adopt, ratify and confirm the Original Credit Agreement, as amended hereby, and acknowledge and agree that the Original Credit Agreement, as amended hereby, is and remains in full force and effect. Borrower acknowledges and agrees that its liabilities and obligations under the Original Credit Agreement, as amended hereby, and under the other Loan Documents, are not impaired in any respect by this Amendment. Any breach of any representations, warranties and covenants under this Amendment shall be an Event of Default under the Original Credit Agreement (subject to applicable notice and cure periods as set forth in the Original Credit Agreement).

9. Limitation on Agreements. The modifications set forth herein are limited precisely as written and shall not be deemed (a) to be a consent under or a waiver of or an amendment to any other term or condition in the Original Credit Agreement or any of the Loan Documents, or (b) to prejudice any right or rights that Administrative Agent now has or may have in the future under or in connection with the Original Credit Agreement and the other Loan Documents, each as amended hereby, or any of the other documents referred to herein or therein. This Amendment shall constitute Loan Documents for all purposes.

10. Confirmation of Security. Borrower hereby confirms and agrees that all of the Security Instruments that presently secure the Obligations shall continue to secure, in the same manner and to the same extent provided therein, the payment and performance of the Obligations as described in the Original Credit Agreement as modified by this Amendment.

11. Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

12. Incorporation of Certain Provisions by Reference. The provisions of Section 12.09 of the Original Credit Agreement captioned “Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial” are incorporated herein by reference for all purposes.

13. Entirety, Etc. This Amendment and all of the other Loan Documents embody the entire agreement between the parties. THIS AMENDMENT AND ALL OF THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[This space is left intentionally blank. Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date and year first above written.

BORROWER:

LONESTAR RESOURCES AMERICA INC.

By:	/s/ Frank D. Bracken III
Name:	Frank D. Bracken III
Title:	Chief Executive Officer

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ADMINISTRATIVE AGENT:

CITIBANK, N.A. as Administrative Agent

By:	/s/ Jarrod Bourgeois
Name:	Jarrod Bourgeois
Title:	Senior Vice President

LENDERS:

CITIBANK, N.A.

By:	/s/ Jarrod Bourgeois
Name:	Jarrod Bourgeois
Title:	Senior Vice President

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ABN AMRO CAPITAL USA LLC

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

By:	/s/ David Montgomery
Name:	David Montgomery
Title:	Executive Director

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TEXAS CAPITAL BANK, N.A.

By:	/s/ Grant W. Leigh
Name:	Grant W. Leigh
Title:	Senior Vice President

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BOKF, N.A.

By:	/s/ Lacey Miller
Name:	Lacey Miller
Title:	Assistant Vice President

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COMERICA BANK

By:	/s/ Robert C. Pitcock
Name:	Robert C. Pitcock
Title:	Relationship Manager

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COMPASS BANK

By:	/s/ Gabriela Azcarate
Name:	Gabriela Azcarate
Title:	Vice President

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BARCLAYS BANK PLC

By:	/s/ Vanessa A. Kurbatskiy
Name:	Vanessa A. Kurbatskiy
Title:	Vice President

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